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                                                                Exhibit 10(xxvi)



                              EMPLOYMENT AGREEMENT


         This Employment Agreement is entered into as of the _____day of ___________, 1997, by and between George R. Mark ("Executive") and Coventry Corporation ("Employer"), a Delaware corporation with its principal place of business at 53 Century Boulevard, Suite 250, Nashville, TN 37214.

                              W I T N E S S E T H:


         WHEREAS, Executive desires to enter into an employment relationship with Employer, and Employer desires to employ Executive; and

         WHEREAS, Executive and Employer desire to set forth in a written agreement the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. On the Date of Employment (as defined in Section 3 below), Executive shall be engaged by Employer as its Vice President and by Employer's subsidiary, HealthAmerica Pennsylvania, Inc. ("HAPA") as its Chief Financial Officer. Executive hereby agrees to such employment on and after the Date of Employment under the terms and conditions hereinafter set forth.

         2. DUTIES. As Vice President of Employer and Chief Financial Officer of HAPA, Executive shall report to the President and Chief Executive Officer of Employer and the President and Chief Executive Officer of HAPA, shall be responsible for such powers and duties normally associated with such position or as may be delegated or assigned to Executive by Employer's or HAPA's President and Chief Executive Officer. During the term of this Agreement, Executive shall also serve without additional compensation in such other offices of the Employer or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors of Employer or its subsidiaries or affiliates, respectively.

         3. DATE OF EMPLOYMENT. Executive's employment shall commence on December 16, 1996 (the "Date of Employment").

         4. INITIAL TERM. Subject to the terms and conditions set forth herein, Executive shall be employed hereunder for an initial term of one year beginning on the Date of Employment. If


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at the end of the initial term a new employment contract is not executed, the term of this Agreement shall continue on a year-to-year basis in the absence of notice of either party.

         5. BASE COMPENSATION. For all duties rendered by Executive, Employer shall pay Executive a base salary ("Base Salary") of One Hundred Sixty-five Thousand Dollars ($165,000), annually, to be reviewed on an annual basis based upon the performance of Executive. The Base Salary shall be paid to Executive in equal semi-monthly payments in accordance with Employer's normal payroll policies.

         6. ADDITIONAL COMPENSATION. During the period of this Agreement and as a result of employment under this Agreement, Executive shall receive or be eligible for the following additional compensation:

         EMPLOYER STOCK OPTIONS: Executive will be granted a nonqualified stock option to purchase 50,000 shares of Common Stock of Employer at an exercise price per share equal to the closing price per share of the Common Stock of Employer as reported on the Nasdaq National Market on the Date of Employment. The option will vest at a rate of one-fourth of the shares per year over a four-year vesting period beginning on the date of grant, or in the event substantially all of the capital stock or assets of Employer are sold or transferred or Employer is merged into or consolidated with another unaffiliated entity, then the option will become fully vested on the date of closing. The option will expire on the tenth anniversary of the Date of Employment unless sooner terminated by termination of Executive's employment hereunder. The option shall be granted under and in accordance with the terms and conditions of the 1989 Stock Option Plan, as amended, and a letter agreement between Executive and Employer dated the Date of Employment.

         BONUS COMPENSATION: Executive shall be eligible for an annual bonus ("Bonus") potential of 50% of Base Compensation, which shall be determined as follows: (i) up to 50% shall be based upon achievement of budget and other operational performance factors, and (ii) all or any part of the remaining 50% shall be granted in the sole discretion of the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Employer. Executive's bonus and performance factors shall be determined on an annual basis by the Committee.

         DISCRETIONARY EXPENSE ALLOWANCE: Executive shall be entitled to a discretionary car or other expense allowance of $600.00 per month.

         OTHER BENEFITS: Employer shall pay for Executive's professional membership dues (AICPA, PICPA, FEI) and such continuing professional education as may be necessary to maintain Executive's professional licenses. Executive will be eligible for participation in any employee benefit programs available to officers of Employer from time to time as provided in Section 16 below.



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         7.  EXPENSES AND COSTS OF RELOCATION. Executive shall be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer and its subsidiaries or affiliates upon presentation of vouchers in accordance with the usual and customary procedure of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefor.

         Executive shall also be reimbursed for expenses associated with the relocation of Executive to Employer's designated location. The extent and amount of such expense shall be consistent with the Relocation Policy attached as Exhibit "A".

         8. EXTENT OF SERVICE. Executive shall devote substantially all of his working time, attention and energies to the business of the Employer and HAPA and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Employer; but except as provided in Section 13(b), this Section shall not prevent Executive from serving as a director of other entities not affiliated with Employer, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect Executive's ability to perform his duties under this Agreement.

         9. TERMINATION OF EMPLOYMENT. Employer may terminate this Agreement with or without cause at any time during the term of this Agreement. If the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 25 below), the following provisions will apply:

         (a) Employer shall during the Severance Period (as defined in Section 25 below), continue to pay Executive an amount equal to:

             (i) Executive's Base Salary at the time of termination of employment; and

             (ii) That portion of Executive's Bonus based on achievement of budget and other operational performance factors, if the criteria is met.

             Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment.

         (b) During the Severance Period Executive and his spouse and family will continue to be covered by all Welfare Plans (as defined in Section 25 below), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans



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             is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or
             (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition.

         (c) Executive shall not be entitled to payments during the Severance Period attributable to compensation for vacation periods he would have earned had his employment continued during the Severance Period or to unused vacation periods accrued as of the date of termination of employment.

         (d) During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to club memberships, and expenses for professional services.

         Compensation under Section 9(a) and (b) hereof is contingent upon Executive's compliance with Section 14 hereof.

         10. TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time upon sixty (60) days prior written notice. Upon such termination by Executive for other than Good Reason, the Employer shall pay the Executive only his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement, except for the payout of benefits accrued under any Employee Benefit Plans or other employee benefits.

         11. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. In the event Executive's employment is terminated for Good Reason (as defined in Section 25 below), then Executive shall be entitled to payment of 150% of Executive's Base Salary during the Severance Period. Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment. In addition, the provisions of Section 9(b), (c) and (d), above, shall apply in the event of termination of Executive's employment for Good Reason. Compensation under this Section 11 is contingent upon Executive's compliance with Section 14 hereof.

         12. SETOFF.

         (a) With respect to Sections 9, 10 and 11 hereof, payments or benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be



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             reduced by the amount of any claim of Employer against
             Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.

         (b) With respect to Sections 9, 10 and 11 hereof, payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or from any other source, except as expressly provided in Section 9(b).

         13. DEATH. If Executive dies during the Severance Period:

         (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to his surviving spouse. On the death of the survivor of Executive and his spouse, no further benefits will be paid under the Agreement.

         (b) The spouse and family of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death to the extent possible.

         Any benefits payable under this Section 13 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.

         14. RESTRICTIVE COVENANTS.

         (a) Confidential Information. Executive agrees not to disclose, either during the time he is employed by the Employer or following termination of his employment hereunder, to any person (other than a person to whom disclosure is necessary in connection with the performance of his duties as an employee of Employer or to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses; provided, however, the foregoing shall not apply to information which is generally known to the public or appears as a matter of public record or matters as to which disclosure is required by law or appropriate judicial or investigative proceeding.

         (b) Non-Competition. During the term of employment provided hereunder and for a period of nine months after termination of employment, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or



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                  aid or assist anyone else in the conduct of, any business
                  which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of termination or expiration of this Agreement, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof. Notwithstanding the foregoing, if Good Reason (as defined in Section 25(c) (iii)-(vi) below) exists, Executive may enter into competition with Employer or any Affiliate of Employer without being in violation of this Agreement; provided, however, in any such event, Executive shall forfeit all rights to payments and other benefits under
                  Section 9, above.

         (c) Non-Solicitation. During the term of employment provided for hereunder and for a period of nine months after termination of employment Executive will not (i) directly or indirectly solicit business which could reasonably be expected to conflict with the interest of Employer or any Affiliate of Employer from any entity, organization or person which has contracted with the Employer or any Affiliate of Employer, which has been doing business with the Employer or any Affiliate of Employer, from which the Employer or any Affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any Affiliate of Employer was going to solicit business at the time of termination of employment, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer or any Affiliate of Employer.

         (d) Consultation. Executive shall, at the Employer's written request, for a period of nine months after termination of employment cooperate with the Employer in concluding any matters in which Executive was involved during the term of his employment and will make himself available for consultation with the Employer on other matters otherwise of interest to the Employer. The Employer agrees that such requests shall be reasonable in number and will consider Executive's time required for other employment and/or employment search.

         (e) Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 14 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

         (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the agreement and covenants contained in this Section 14 shall not terminate upon Executive's termination of his employment with the Employer or upon the termination of this Agreement under any other provision of this Agreement.



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         15. VACATION. During each year of this Agreement, Executive shall be entitled to four (4) weeks paid vacation.

         16. HEALTH AND WELFARE BENEFITS; PROFIT-SHARING PLANS. In addition to the benefits specifically provided for herein, Executive and his family shall be entitled to participate in all health and welfare benefit plans maintained by the Employer for executive or managerial employees generally according to the terms of such plans, including Executive Long Term Disability coverage (which is an individual medically underwritten policy and subject to a physical examination for eligibility). Executive shall be entitled to participate in any profit-sharing, retirement or similar plans established by Employer in which executive or managerial employees of Employer participate, including any such plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and any such plan providing supplemental executive retirement benefits.

         17. EXECUTIVE ASSIGNMENT. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

         18. BENEFITS UNFUNDED. All rights of Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

         19. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Executive, or to its principal office in the case of the Employer and the date of receipt shall be deemed the date which such notice has been provided.

         20. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         21. ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive acknowledges that the services to be rendered by him are unique and



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personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         22. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

         24. HEADINGS. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. DEFINITIONS. For purposes of this Agreement:

         (a) "Affiliate" shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

         (b) "Good Cause" shall be deemed to exist if, and only if:

             (i) Executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing, malfeasance or non-compliance with written directives approved by the Board of Directors which are demonstrably injurious to Employer;

             (ii) Executive is convicted of a violation involving fraud or dishonesty; or

             (iii) Executive's unexcused failure to report to work for twenty (20) consecutive days, except in the event of time taken for vacation, disability, sickness or business travel; or

             (iv) Executive materially breaches this Agreement (other than by engaging in acts or omissions enumerated in paragraphs (i), (ii) and (iii) above), or materially fails to satisfy the conditions and requirements of his employment with Employer, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from Employer specifying the nature of the breach or failure and demanding the cure thereof. For purposes of this paragraph (iv), inattention by Executive to his duties shall be deemed a breach or failure of cure.



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                  Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was unlawful in connection with any action taken by Executive in connection with his duties, it shall not constitute Good Cause.

         (c) "Good Reason" shall exist if there is a significant change in the nature or the scope of Executive's position and authority as a result of a change in control of Employer, which shall include the following occurrences:

                  (i) there is a reduction in Executive's rate of base salary;

                  (ii) relocation to another city required without mutual consent of Executive and Employer;

                  (iii) the acquisition of at least a majority of the outstanding shares of Common Stock (or securities convertible into Common Stock) of Employer by any person, entity or group (as used in Section 13(d)(3) and Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended);

                  (iv) the merger or consolidation of Employer with or into another corporation or other entity, or any share exchange or similar transaction involving Employer and another corporation or other entity, if as a result of such merger, consolidation, share exchange or other transaction, the persons who owned at least a majority of the Common Stock of Employer prior to the consummation of such transaction do not own at least a majority of the Common Stock of the surviving entity after the consummation of such transaction;

                  (v) the sale of all, or substantially all, of the assets of Employer; or

                  (vi) any change in the composition of the Board of Directors of Employer, as a result of a contested election such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors of Employer, or persons whose nomination was approved by such majority, cease to constitute at least a majority of the Board of Directors of Employer at the end of such period.

         (d) "Severance Period" shall mean the period beginning on the date the Executive's employment with Employer terminates without Good Cause under circumstances described in Section 9 and ending 9 months thereafter.



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         (e) "Welfare Plans" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

         26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         27. SEVERABILITY. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 14(b) is determined by a court of competent jurisdiction to be invalid due to overbreadth, such Section 14(b) shall be constructed as narrowly as necessary to be enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.



                                         -------------------------------------
                                         George R. Mark


                                         COVENTRY CORPORATION



                                    By:
                                         -------------------------------------
                                         Allen F. Wise
                                         President and Chief Executive Officer













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                                                                     EXHIBIT "A"
                              COVENTRY CORPORATION
                                RELOCATION POLICY
                                  NEW EMPLOYEES

I.       Purpose

         This policy outlines the nature of financial assistance provided to exempt salaried employees who are relocating at the request and for the benefit of the Company.

II       Administration

         Relocation under this policy will be coordinated through Human Resources. Any exceptions to this policy must receive prior approval by Human Resources.

III.     General Provisions

              - Eligibility - Subject to the limitations and exclusions set out herein, all exempt salaried employees who relocate their residence at the request of the Company are eligible for the benefits described in this policy. The new assignment must result in at least a thirty-five (35) mile increase in the distance from the employee's former residence to his new business location for moving expenses to be paid.

              - Benefit Period - Eligible employees will be allowed six months from the effective date of their transfer to complete and apply for relocation reimbursements.

              - Eligible Expenses - Only the necessary and reasonable expenses incurred as a direct result of the move which are covered by this policy are eligible for payment or reimbursement. These expenses typically relate to:

                       -   Househunting
                       -   Sale of former residence
                       -   Purchase of new residence
                       -   Temporary living
                       -   Transportation of household goods
                       -   Move expenses
                       -   Miscellaneous expenses
                       -   Taxes



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IV       Househunting

         Reasonable pre-move travel, meals, lodging, and car rental expenses to search for a new residence will be reimbursed as follows:

                        - One trip for the employee and spouse to locate housing
                        -  Trip may not exceed seven (7) days
                        -  Coach air fair
                        -  Meals
                        -  Seven (7) nights lodging
                        -  Car rental
                        -  Parking and tolls
                        -  Reasonable child care expenses

V.       Purchase of New Residence

         If the employee was a home owner in the previous location the Company will pay the reasonable expenses involved in the purchase of a home at the employee's new location according to local law or custom up to the following limits:


         - Loan origination fees where required to obtain a mortgage up to maximum of 1% of the mortgage.


         - Other buying expenses such as appraisal, credit report, and survey when required by law, custom, or mortgagee; escrow fee excluding insurance and tax deposit; mortgagee's title policy; abstract or title guarantee; recording of mortgage and deed; state mortgage tax; and attorney's fee consistent with local requirements.


         - Full or prorated hazard insurance, private mortgage insurance, property taxes, or interest charges are not reimbursable.


         The Company expects that home purchase at the new location will coincide with the commencement of the new assignment. If circumstances require that the new home purchase be delayed, approval must be obtained from the Human Resources for reimbursement of eligible expenses to be made.

         Real Estate conditions, practices and terms vary with geographic area. It is the employee's responsibility to "shop around" and negotiate for the best terms available concerning mortgage conditions, attorney's fees and closing costs. Mortgage fees and closing costs, for example, that are out of line with current terms in that community will not be reimbursed.



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VI.      Temporary Living

         The Company will reimburse the employee for expenses incurred for temporary living while on assignment at the new location prior to moving into permanent quarters. If hotel arrangements must be made, a reasonable weekly rate should be obtained. The employee will be reimbursed for the following reasonable expenses:

               -  Lodging
               -  Car Rental
               -  Meals or groceries

         Temporary living expenses will be covered for a period not exceed four
         (4) months. Travel time away from the new work location during this period does not alter the four (4) month limitation. The employee who has started to wok at the new location and has not completed relocation to the new area may be reimbursed for one trip every other week to his former location.

VVI.     Transportation of Household Goods

         Human Resources will arrange for an approved carrier to contact the employee. The moving company will arrange for packing and shipping of the employee's normal household goods.

         The Company will reimburse for:

               -  Insurance (at replacement value)
               -  Storage of furniture (with prior approval)
               - Disconnecting & connecting of washers, dryers, stoves, freezers, refrigerators.
               - Reimbursement is not made of wiring or plumbing of these appliances.
               - Shipping outdoor swing sets (dismantle and reassemble not included)

         The following items will not be moved or insured at the Company's expense:

               - Recreational motor vehicles or airplanes (that can be driven to towed, motorcycles excluded)
               -  Boats (too big for regular shipment long with household goods)
               -  Patio slate
               -  Fertilizer
               -  Cement
               -  Frozen foods
               -  Shrubbery




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               -  Firewood
               -  Lumber or other building material
               -  Sand
               -  Horses
               -  Portable swimming pools
               -  Love plants
               - Jewelry, Precious stones, valuable collections, legal documents, money in any cash form (cash, securities, bonds, notes)
               -  Inoperative automobiles

VIII     Move Expenses

         The Company reimburses an employee for transportation cost to the new location and expenses until the family is settled in permanent quarters. The following items are reimbursable:

               -  Travel by employee's car (prevailing mileage rates)
               -  Lodging (up to five nights)
               -  Meals (up to five days)

         Normally, extra charges for weekend pick-up or delivery of household goods are not authorized.

IX       Tax Treatment

         Reimbursed relocation expenses are considered to be income by the Internal Revenue Service. The IRS requires the Company to report all reimbursed relocation expenses and withhold income tax from reimbursements estimated to be over the amount tax deductible by the employee.

         The Company attempts to limit the employee's tax liability caused by the reimbursement of relocation expenses. A "gross up" of money will be paid to the employee to cover the estimated tax resulting from non-deductible reimbursed expenses. Miscellaneous expense allowance will be excluded from this gross-up.



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